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Exhibit 3.5


                           CERTIFICATE OF AMENDMENT
                    TO ARTICLES OF INCORPORATION OF ECONNECT


I, Lawrence B. Donoghue, Director certify that:

     1. The original articles were filed with the Office of the Secretary of State on March 8, 1999.
     2. The amendment set forth herein has been approved by the shareholders at a Special Meeting of the Shareholders on July 12, 2001.

Pursuant to a Board of Directors meeting at which more than two-thirds voted in favor of the following amendment, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation:

"This Corporation is authorized to issue only one class of shares of stock, the total number of which is 500,000,000 shares, each with a par value of $0.001."



/s/______________________________________ Thomas S. Hughes, Director


/s/_______________________________________ Jack M. Hall, Director


/s/ ______________________________________ Lawrence B. Donoghue, Director



Verification: State of California, County of Los Angeles. On this ____ day of ________, 2001, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment to Articles of Incorporation and acknowledged to me that he and the other members of the Board executed the same freely and voluntarily and for the use and purposes therein mentioned.

By:/s/_______________________________ Notary Public in and for said County and State